Exhibit 99.1

FTAI Infrastructure Inc. Announces Agreement to Acquire the Wheeling & Lake Erie Railway Company

August 6, 2025

NEW YORK, Aug. 06, 2025 (GLOBE NEWSWIRE) -- FTAI Infrastructure Inc. (NASDAQ:FIP) (the “Company” or “FIP”) announced today that it has agreed to purchase The Wheeling Corporation, owner of the Wheeling & Lake Erie Railway Company (the “W&LE”), for cash consideration of $1.05 billion from an entity controlled by Larry Parsons, the CEO of The Wheeling Corporation. The W&LE is a Class II regional freight railroad serving more than 250 customers along over 1,000 miles of track in the states of Ohio, Pennsylvania, West Virginia, and Maryland. The W&LE connects to Transtar’s Union Railroad Company, LLC outside of Pittsburgh, Pennsylvania.

Simultaneously with the closing of the acquisition, FIP plans to refinance its existing 10.50% senior notes and Series A preferred stock. The Company has received commitments for $2.25 billion of total capital including $1.25 billion of new debt to be issued by the Company and $1 billion of preferred stock to be purchased by Ares Management funds and issued by a newly formed holding company that will own the combined Transtar and W&LE business. FIP management plans to discuss additional details regarding the transaction and related financing on a scheduled second quarter earnings call at 8:00am on Friday, August 8.

“Growing our freight rail platform has been a key focus for FIP, and we are thrilled to have this opportunity to combine with the W&LE. We believe the W&LE is an excellent candidate for a combination with Transtar, adding scale, diversification and network reach. Together, Transtar and the W&LE have identified several growth opportunities and operating efficiencies that we expect to drive substantial growth in revenue and EBITDA. As a result of these opportunities, we expect our combined freight rail segment to generate approximately $200 million of annual Adjusted EBITDA by  the end of 2026.” said Ken Nicholson, CEO of FIP.

For over 30 years, Larry Parsons has been the driving force behind the rebirth of the W&LE. Taking the helm in 1992, Mr. Parsons guided the railroad through a period of extraordinary change – transforming a coal-dependent line into a modern, customer-focused regional railroad. His leadership has left an indelible mark on the company and the communities it serves. In seeking a long-term partner to carry this legacy forward, Mr. Parsons chose FTAI Infrastructure Inc. and Transtar, whose values and operational excellence reflect the foundation he spent a lifetime building.

The transaction is expected to close into a voting trust pursuant to rules established by the U.S. Surface Transportation Board in the third quarter of 2025, subject to customary closing conditions. The Company expects to gain control of the W&LE upon receipt of approval by the STB, at which time the W&LE will be an affiliate of Transtar.

Barclays and Deutsche Bank provided debt commitments and served as financial advisors to the Company, Sidley Austin LLP and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisors to the Company, and Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC acted as legal advisors to W&LE.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the IP Resources section of the Company’s website, www.fipinc.com, and the Company’s recent Form 8-K, when available on the Company’s website. Nothing on the Company’s website is included or incorporated by reference herein.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. Words such as, but not limited to, “will,” “believes,” “expects,” “anticipates,” “plans,” “could,” “may,” “should,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors that could cause actual results to differ materially from those reflected in such statements. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to (1) conditions to the closing of the proposed transactions may not be satisfied; (2) the timing of completion of the proposed transactions is uncertain; (3) events, changes or other circumstances could occur that could give rise to the termination of transactions; (4) the Company’s ability to integrate W&LE with its existing assets and operations and to realize anticipated cost savings and other efficiencies and benefits; (5) risks related to disruption of management’s attention from the ongoing business operations of the Company or Transtar due to the proposed transactions, (6) loss of key employees or customers following the acquisition, including the failure to retain W&LE’s management team and (7) estimated synergies between W&LE and Transtar as well as estimated purchase price accounting impacts, being estimated and materially different from actual results. Accordingly, FIP cautions that the forward-looking statements contained herein are qualified by these Web and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on additional potential risk factors, please review FIP’s filings with the SEC, including, but not limited to, FIP’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

About FTAI Infrastructure Inc.

FTAI Infrastructure primarily invests in critical infrastructure with high barriers to entry across the rail, ports and terminals, and power and gas sectors that, on a combined basis, generate strong and stable cash flows with the potential for earnings growth and asset appreciation. FTAI Infrastructure is externally managed by an affiliate of Fortress Investment Group LLC, a leading, diversified global investment firm.

Non-GAAP Metrics

Adjusted EBITDA is defined as net income (loss) attributable to stockholders, adjusted (a) to exclude the impact of provision for (benefit from) income taxes, equity-based compensation expense, acquisition and transaction expenses, losses on the modification or extinguishment of debt and capital lease obligations, changes in fair value of non-hedge derivative instruments, asset impairment charges, incentive allocations, depreciation and amortization expense, interest expense, interest and other costs on pension and other pension expense benefits liabilities, dividends and accretion of redeemable preferred stock, and other non-recurring items, (b) to include the impact of our pro-rata share of Adjusted EBITDA from unconsolidated entities, and (c) to exclude the impact of equity in earnings (losses) of unconsolidated entities and the non-controlling share of Adjusted EBITDA. The Company is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, uncertainties regarding the ability to successfully achieve synergies between W&LE and Transtar and the timing of such synergies. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

For further information, please contact:

Alan Andreini
Investor Relations
FTAI Infrastructure Inc.
(646) 734-9414
aandreini@ftaiaviation.com